134

Paprezza Holdings, Inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

[illegible] SHARES COMMON STOCK AUTHORIZED, $0.001 PAR VALUE

CUSIP [illegible]

SEE REVERSE FOR CERTAIN DEFINITIONS

This certifies that

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

Paprezza Holdings, Inc.

transferable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

Sample

COUNTERSIGNED

PACIFIC STOCK TRANSFER COMPANY

500 E. Warm Springs Road, Suite 240

Las Vegas, NV 89119

By VOID

AUTHORIZED SIGNATURE

DATED

PRESIDENT